Exhibit 99.2

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Fourth Quarter		Years Ended December 31,
	2025	2024	2025	2024
	(in millions, except per share amounts)
Railway operating revenues
Merchandise	$1,880	$1,842	$7,684	$7,470
Intermodal	747	792	3,009	3,042
Coal	347	390	1,487	1,611
Total railway operating revenues	2,974	3,024	12,180	12,123
Railway operating expenses
Compensation and benefits	753	697	2,922	2,823
Purchased services and rents	558	507	2,095	2,048
Fuel	232	230	932	987
Depreciation	353	342	1,393	1,353
Materials and other	87	133	634	333
Merger-related expenses	65	—	80	—
Restructuring and other charges	—	27	22	183
Eastern Ohio incident	(11)	(43)	(254)	325
Total railway operating expenses	2,037	1,893	7,824	8,052
Income from railway operations	937	1,131	4,356	4,071
Other income (expense) – net	23	(4)	101	65
Interest expense on debt	195	199	792	807
Income before income taxes	765	928	3,665	3,329
Income taxes	121	195	792	707
Net income	$644	$733	$2,873	$2,622
Earnings per share – diluted	$2.87	$3.23	$12.75	$11.57
Weighted average shares outstanding – diluted	224.8	226.7	225.3	226.4

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	At December 31,
	2025	2024
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$1,530	$1,641
Accounts receivable – net	988	1,069
Materials and supplies	271	277
Other current assets	409	201
Total current assets	3,198	3,188
Investments	4,089	3,370
Properties less accumulated depreciation of $14,617 and $13,957, respectively	36,479	35,831
Other assets	1,470	1,293
Total assets	$45,236	$43,682
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,863	$1,704
Income and other taxes	340	337
Other current liabilities	965	949
Current maturities of long-term debt	607	555
Total current liabilities	3,775	3,545
Long-term debt	16,480	16,651
Other liabilities	1,723	1,760
Deferred income taxes	7,711	7,420
Total liabilities	29,689	29,376
Stockholders’ equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 224,420,699 and 226,320,894 shares, respectively, net of treasury shares.	226	228
Additional paid-in capital	2,296	2,247
Accumulated other comprehensive loss	(210)	(262)
Retained income	13,235	12,093
Total stockholders’ equity	15,547	14,306
Total liabilities and stockholders’ equity	$45,236	$43,682

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Years Ended December 31,
	2025	2024
	($ in millions)
Cash flows from operating activities
Net income	$2,873	$2,622
Reconciliation of net income to net cash provided by operating activities:
Depreciation	1,393	1,353
Deferred income taxes	277	176
Gains and losses on properties	(253)	(490)
Changes in assets and liabilities affecting operations:
Accounts receivable	59	85
Materials and supplies	6	(13)
Other current assets	(23)	5
Current liabilities other than debt	259	548
Other – net	(230)	(234)
Net cash provided by operating activities	4,361	4,052
Cash flows from investing activities
Property additions	(2,204)	(2,381)
Acquisition of assets of CSR	—	(1,643)
Property sales and other transactions	164	558
Investment purchases	(621)	(319)
Investment sales and other transactions	99	1,005
Net cash used in investing activities	(2,562)	(2,780)
Cash flows from financing activities
Dividends	(1,215)	(1,221)
Common stock transactions	2	26
Purchase and retirement of common stock	(534)	—
Proceeds from borrowings	396	1,051
Debt repayments	(559)	(1,055)
Net cash used in financing activities	(1,910)	(1,199)
Net increase (decrease) in cash and cash equivalents	(111)	73
Cash and cash equivalents
At beginning of year	1,641	1,568
At end of year	$1,530	$1,641
Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest (net of amounts capitalized)	$765	$764
Income taxes (net of refunds)	491	305

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1. Gains on Railway Line Sales

During 2024, we completed sales of two railway lines in Virginia and North Carolina resulting in gains of $433 million on operating property transactions included in “Materials and other” expense, of which $53 million was recognized in the fourth quarter. The gains from these transactions are reflected in “Gains and losses on properties” and cash proceeds of $389 million are included in “Property sales and other transactions” on the Consolidated Statement of Cash Flows.

2. Merger-Related Expenses

During 2025, we incurred $80 million in merger-related expenses primarily related to employee retention agreements, third-party advisors, and legal services, of which $65 million was recognized in the fourth quarter.

3. Restructuring and Other Charges

Restructuring and other charges in 2025 includes expenses associated with the restructuring of certain technology functions, including severance costs for impacted employees, and the rationalization of certain software development projects that had not been placed into service. Restructuring and other charges in 2024 includes expenses associated with our voluntary and involuntary separation programs that reduced our management workforce, expenses associated with the rationalization of certain software development projects that had not been placed into service, costs associated with the appointment of our new chief operating officer, and the disposition of an asset class. During 2025 and 2024, we recorded $22 million and $183 million in restructuring and other charges, respectively, of which $27 million was incurred in the fourth quarter of 2024. Additionally, 2024 includes a $20 million curtailment gain on our other postretirement benefit plan resulting from the restructuring, which is reflected in “Other income – net.”

4. Eastern Ohio Incident

On February 3, 2023, a train operated by us derailed in East Palestine, Ohio (the Incident). During the fourth quarter and full year 2025, the overall expense impact on operating expenses resulting from costs and recoveries associated with the Incident was $29 million in net expenses and $190 million in net recoveries, respectively. During the fourth quarter and full year 2024, the Company recorded $43 million of net recoveries and $325 million of net expenses related to the Incident, respectively. The total expense recognized includes the impact of $418 million and $650 million in recoveries during 2025 and 2024, respectively, of which $24 million and $98 million were recognized in the fourth quarters of 2025 and 2024, respectively.

5. Shareholder Advisory Costs

“Other income – net” includes costs incurred in 2024 associated with shareholder advisory matters, which amounted to $8 million in the fourth quarter and $59 million for the full year.

6. Deferred Income Taxes

During 2024, we recorded a $27 million reduction to deferred income taxes, the result of a subsidiary restructuring that reduced our estimated deferred state income tax rate.

7. Stock Repurchase Program

We repurchased and retired 2.2 million shares of common stock under our stock repurchase program in 2025 at a cost of $533 million, inclusive of accrued excise taxes, while we did not repurchase any shares of common stock in 2024.